UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2007
MGI PHARMA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-10736	41-1364647

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota	55437

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 346-4700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 — Registrant’s Business and Operation

Item 1.01.	Entry into a Material Definitive Agreement.
     MGI PHARMA, INC. (the “Company”) entered into a Development and Licensing Agreement (the “Development Agreement”) with AkaRx, Inc. on August 28, 2007, that provides the Company with the rights to develop AKR-501, a novel, orally-available, small molecule thrombopoietin mimetic being developed for the treatment of thrombocytopenia. Under the Development Agreement, the Company received an exclusive, worldwide license under patent rights and know-how of AkaRx to research and develop AKR-501-related products for thrombocytopenia or other disease conditions in accordance with the terms of the Development Agreement. The Development Agreement will be effective upon the occurrence of the Trigger Date (as defined below), at which time the Company will pay a $1 million license fee.
     In connection with the Development Agreement, the Company also has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AkaRx dated August 28, 2007 that provides the Company with the option (the “Merger Option”) to acquire AkaRx by merger of a wholly-owned subsidiary of the Company with and into AkaRx whereby AkaRx would become a wholly-owned subsidiary of the Company (the “Merger”). The Merger Option may be exercised in the Company’s sole discretion at any time before it expires on January 8, 2010. The Company also agreed to enter into Stockholder Support and Option Agreements with stockholders of AkaRx (“Supporting Stockholders”) that would provide the Company with the option through January 8, 2010 to acquire the shares of capital stock of AkaRx held by the Supporting Stockholders (the “Supporting Stockholder Option”). Upon exercise of the Supporting Stockholder Option, the Supporting Stockholders will be required to execute and deliver a stock purchase agreement to the Company, with terms substantially identical to those of the Merger Agreement (as defined below), pursuant to which the Company will purchase the shares of AkaRx’s capital stock held by the Supporting Stockholders’ for the same specific amount of consideration that such Supporting Stockholder would have received in the Merger (as defined below). The Company has agreed to pay up to $44 million in connection with the acquisition of the Supporting Stockholder Option, which amount represents the amount that would be paid if all of AkaRx’s shareholders enter into Stockholder Support and Option Agreements. If the Company exercises the Supporting Stockholder Option, it has agreed to take such actions necessary to acquire the remainder of the shares of AkaRx that is does not acquire pursuant to the Supporting Stockholder Option.
     The payment in connection with the acquisition of the Supporting Stockholder Option will be made on the “Trigger Date,” which is the date that certain customary conditions will have been met, including (i) the expiration of the dissenters’ rights period under the Merger Agreement (assuming none of the AkaRx shareholders have exercised their dissenters’ rights under the Merger Agreement), (ii) the expiration of a 20 business day period ending October 3, 2007, and (iii) the expiration of applicable waiting periods under United States antitrust laws.

The Trigger Date is also the date on which the Development Agreement becomes effective and the Merger Option or Supporting Stockholder Options may first be exercised.
     The Merger Agreement contains, and any stock purchase agreements entered into pursuant to the Stockholder Support and Option Agreements will contain, customary representations, warranties, covenants, assumptions of liabilities and indemnification provisions, including provision for an escrow account. Subject to the terms of the Merger Agreement and the Stockholder Support and Option Agreements, if the Company exercises its option to acquire AkaRx, either through the Merger Option or the Supporting Stockholder Option, it will pay approximately $255 million.
     The descriptions of the Merger Agreement and the Supporting Stockholder Option Agreement are qualified in their entirety by reference to copies of those agreements, which are attached as Exhibit 2.01 and Schedule A to Exhibit 2.01, respectively, and are incorporated in this report by reference.
     If (a) the Supporting Stockholder Option Agreements, the Merger Agreement or the Development Agreement expire or are terminated (with respect to the Development Agreement, other than due to the fault of AkaRx), or (b) MGI does not exercise the Supporting Stockholder Option under the Supporting Stockholder Option Agreements or the Merger Option under the Merger Agreement before the Development Agreement expires or is terminated, then the license to the Company under the Development agreement will also terminate.
Section 9 —Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits
Exhibit 2.01 Agreement and Plan of Merger dated August 28, 2007, including the form of Stockholder Support and Option Agreement as Schedule A thereto (The Company has omitted certain schedules in accordance with Regulation S-K 6501(b)(2). The Company will submit the omitted schedules to the Commission upon request.)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGI PHARMA, INC.
Date: August 30, 2007	By:	/s/ WILLIAM F. SPENGLER
William F. Spengler
Executive Vice President and Chief Financial Office

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